Exhibit 99.1

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

The unaudited pro forma condensed combined statement of income has been prepared using the purchase method of accounting, giving effect to United Rentals, Inc.’s (“URI”) merger with RSC Holdings Inc. (“RSC”) (the “merger”), which was completed on April 30, 2012 (the “merger date”). The unaudited pro forma condensed combined statement of income gives effect to the merger as if the merger had been completed on January 1, 2011 (the “pro forma merger date”). The unaudited pro forma condensed combined statement of income is presented for illustrative purposes only and is not necessarily indicative of the results of operations of the combined company had the merger been completed on the pro forma merger date, nor is it necessarily indicative of the future results of operations of the combined company.

The pro forma adjustments included herein are subject to change depending on changes in the components of assets acquired and liabilities assumed and as additional information becomes available and additional analyses are performed. The final allocation of the purchase price of RSC will be determined after completion of a thorough analysis to determine the fair value of RSC’s tangible and identifiable intangible assets and liabilities as of the merger date. Increases or decreases in the estimated fair values of the net assets acquired may change the amount of the purchase price allocated to goodwill and other assets and liabilities, and may impact URI’s statement of operations. The final adjustments may be materially different from the unaudited pro forma adjustments presented herein.

URI anticipates that the merger will provide the combined company with financial benefits that include reduced operating expenses. The unaudited pro forma condensed combined statement of income, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not reflect all cost savings from operating efficiencies, synergies or restructurings that could result from the merger. Additionally, the unaudited pro forma condensed combined statement of income does not reflect potentially significant additional revenue opportunities following the merger. It does not attempt to predict or suggest future results.

The unaudited pro forma condensed combined statement of income has been derived from and should be read in conjunction with the historical consolidated financial statements and the related notes of URI and RSC that have been filed with the Securities and Exchange Commission.

Actual results may be materially different from the pro forma information presented.

Unaudited Pro Forma Condensed Combined Statement of Income for the Nine Months Ended

September 30, 2012 (in millions, except share data)

	URI historical (A)	RSC historical (1)	RSC April/ reclassification adjustments (2)	RSC recast (3) (B)	Pro forma adjustments (C)	Note	Pro forma combined (A+B+C)
Revenues:
Equipment rentals	$2,419	$346	$119	$465	$—		$2,884
Sales of rental equipment	258	49	15	64	—		322
Sales of new equipment	64	—	4	4	—		68
Contractor supplies / merchandise sales	64	13	(4)	9	—		73
Service and other revenues	63	—	5	5	—		68
Total revenues	2,868	408	139	547	—		3,415
Cost of revenues:
Cost of equipment rentals, excluding depreciation	991	169	32	201	—		1,192
Depreciation of rental equipment	491	78	37	115	—	3(a)	606
Cost of rental equipment sales	175	28	9	37	4	3(b)	216
Cost of new equipment sales	51	—	3	3	—		54
Cost of contractor supplies / merchandise sales	45	9	(2)	7	—		52
Cost of service and other revenues	23	—	2	2	—		25
Total cost of revenues	1,776	284	81	365	4		2,145
Gross profit	1,092	124	58	182	(4)		1,270
Selling, general and administrative expenses	412	48	41	89	—		501
Merger costs	98	2	35	37	(135)	3(c)	—
Restructuring charge	93	—	—	—	(67)	3(d)	26
Non-rental depreciation and amortization	134	11	(6)	5	47	3(e)	186
Other operating (gain) / loss	—	(3)	3	—	—		—
Operating income (loss)	355	66	(15)	51	151		557
Interest expense, net	316	48	16	64	(4)	3(f)	376
Interest expense subordinated convertible debentures	3	—	—	—	—		3
Other income, net	(13)	—	(5)	(5)	—		(18)
Income before provision (benefit) for income taxes	49	18	(26)	(8)	155		196
Provision (benefit) for income taxes	15	7	(10)	(3)	60	3(g)	72
Net income (loss)	$34	$11	$(16)	$(5)	$95		$124

Earnings per share:
Basic	$0.42	$0.10	N/A	N/A	$0.91	3(h)	$1.33
Diluted	0.37	0.10	N/A	N/A	0.81	3(h)	1.18
Weighted-average common shares (in thousands)
Basic	79,681	106,261	N/A	N/A	13,249	3(h)	92,930
Diluted	91,500	107,799	N/A	N/A	13,832	3(h)	105,332

(1) RSC historical reflects RSC’s reported results for the three months ended March 31, 2012, and is based on the financial statement captions reflected in RSC’s historical financial statements.

(2) RSC April/reclassification adjustments reflects RSC’s results for the month of April 2012 and the reclassification adjustments made to present RSC’s results using URI’s financial statement presentation.

(3) RSC recast reflects RSC’s results for the four months ended on the merger date of April 30, 2012, conformed to URI’s financial statement presentation.

See accompanying notes to unaudited pro forma condensed combined statement of income.

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF INCOME

1                                         Description of the transaction

On April 30, 2012 (the “merger date”), United Rentals, Inc. (“URI”) acquired 100 percent of the outstanding common shares and voting interest of RSC Holdings Inc. (“RSC”). RSC was one of the largest equipment rental providers in North America, and had a network of 440 rental locations in 43 U.S. states and three Canadian provinces as of December 31, 2011. URI believes that the acquisition will create a leading North American equipment rental company with a more attractive business mix, greater scale and enhanced growth prospects, and that the acquisition will provide financial benefits including reduced operating expenses and additional revenue opportunities.

The merger date fair value of the merger consideration transferred of $2.6 billion consisted of the following (in millions):

Cash consideration	$1,161
Stock consideration (30 million shares valued based on the URI merger date stock price)	1,396
Share-based compensation awards (1)	29
Total purchase consideration	$2,586

(1) This relates to RSC stock options and restricted stock units which were outstanding as of the merger date. Each RSC stock option was converted into an adjusted URI stock option to acquire a number of shares of URI common stock, determined by multiplying the number of shares of RSC common stock subject to the RSC stock option by the option exchange ratio (rounded down, if necessary, to a whole share of URI common stock). The “option exchange ratio” means the sum of (i) 0.2783 and (ii) the quotient determined by dividing $10.80 by the volume-weighted average of the closing sale prices of shares of URI common stock as reported on the NYSE composite transactions reporting system for each of the ten consecutive trading days ending with the merger date. The option exchange ratio was 0.5161. The exercise price per share of URI common stock subject to the adjusted URI option is equal to the per share exercise price of such RSC stock option divided by the option exchange ratio (rounded up, if necessary, to the nearest whole cent). Each RSC restricted stock unit (other than an award held by a member of the RSC board who was not also an employee or officer of RSC at such time) was converted into an adjusted URI restricted stock unit in an amount determined by multiplying the number of shares of RSC common stock subject to the RSC restricted stock unit by the option exchange ratio. The portion of the URI replacement awards that has been included in the purchase consideration was calculated as $29 million and is based on the vesting which occurred prior to the merger date.

The following table summarizes the estimated fair values of the assets acquired and liabilities assumed at the merger date (in millions). The purchase price allocations for these assets and liabilities are based on preliminary valuations and are subject to change as URI obtains additional information during the acquisition measurement period.

Accounts receivable, net of allowance for doubtful accounts (1)	$238
Inventory	23
Deferred taxes	15
Rental equipment, net	2,013
Property and equipment, net	47
Intangibles (2)	1,240
Other assets	53
Total identifiable assets acquired	3,629
Short-term debt and current maturities of long-term debt (3)	(1,586)
Current liabilities	(400)
Deferred taxes	(703)
Long-term debt (3)	(992)
Other long-term liabilities	(13)
Total liabilities assumed	(3,694)
Net identifiable assets acquired	(65)
Goodwill (4)	2,651
Net assets acquired	$2,586

(1) The fair value of accounts receivables acquired was $238 million, and the gross contractual amount was $251 million. URI currently estimates that $13 million will be uncollectible.

(2) The following table reflects the estimated fair values (in millions) and useful lives of the acquired intangible assets identified based on URI’s preliminary purchase accounting assessments:

	Fair value	Life (years)
Customer relationships	$1,110	15
Trade names, associated trademarks and other	81	5
Non-compete agreements	49	5
Total	$1,240

(3) At the closing of the merger, URI repaid RSC’s senior ABL facility, 10 % senior notes, and 9 1/2 % senior notes. The repaid debt is reflected as short-term above as it was paid on the merger date. The debt in the table above includes $1,555 million of the repaid RSC debt, and the fair values of the following debt assumed by URI (in millions):

10 1/4 % Senior Notes	$(225)
8 1/4 % Senior Notes	(699)
Capital leases	(99)
Total assumed debt	$(1,023)

(4) The level of goodwill expected to result from the merger is primarily reflective of RSC’s going-concern value, the value of RSC’s assembled workforce, new customer relationships expected to arise from the merger, and operational synergies that URI expects to achieve that would not be available to other market participants.

2                                         Basis of preparation

The unaudited pro forma condensed combined statement of income has been derived from the historical financial information of URI and RSC. The pro forma adjustments have been made solely for the purpose of providing the unaudited pro forma condensed combined statement of income.

The unaudited pro forma adjustments reflect certain assumptions that URI believes are reasonable, which are described herein. Pro forma adjustments have been included only to the extent appropriate information is known and readily available, factually supportable and directly attributable, and if such adjustments have a continuing impact.

The unaudited pro forma condensed combined statement of income does not reflect all cost savings from operating efficiencies, synergies or restructurings that could result from the merger. Additionally, the unaudited pro forma condensed combined statement of income does not reflect potentially significant additional revenue opportunities following the merger.

3                                         Pro forma statement of income adjustments

a.               Depreciation of rental equipment was adjusted for the fair value mark-ups and changes to the useful lives of equipment acquired from RSC in the merger. For the pro forma presentation, the impact of the fair value adjustment was directly offset by the impact of extending the useful lives of such equipment.

b.              Represents the estimated impact of the fair value mark-ups of acquired rental equipment. The total fair value mark-up of the acquired rental equipment was 12%, and a 12% adjustment was applied to RSC’s historic cost of rental equipment sales.

c.               Reflects the elimination of merger related costs, which are not reflected in the condensed combined pro forma statement of income as they were assumed to have been recognized prior to the pro forma merger date. URI expects to recognize an additional $10 million to $30 million of merger related costs, primarily reflecting branding costs, subsequent to September 30, 2012.

d.              Restructuring charges comprised of severance costs and branch closure charges associated with the merger were recognized from the pro forma merger date through June 30, 2012. For the pro forma presentation, half of the restructuring charges were recognized in the first quarter following the pro forma merger date, and the remaining charges were recognized on a straight-line basis through June 30, 2012. As of September 30, 2012, URI has recognized $91 million of such restructuring charges, and URI expects to recognize an additional $10 million to $30 million of restructuring charges subsequent to September 30, 2012.

e.               To adjust non-rental depreciation and amortization to include amortization of the acquired intangible assets.

f.                 Interest expense was adjusted to i) include interest subsequent to the pro forma merger date on the debt issued in connection with the merger, ii) eliminate RSC historic interest on debt that is not part of the combined entity and iii) adjust RSC’s historic interest for the fair value mark-ups of the RSC debt acquired.

g.              Reflects the income tax effects of the pro forma adjustments calculated using an estimated statutory tax rate of 39%.

h.              The pro forma per share calculations are based on the historical weighted-average shares of URI common stock plus the shares of URI common stock issued in connection with the merger. Dilution from common stock equivalents is reflected in the pro forma per share information.